Exhibit 99.1

Mead Johnson Nutrition Reports Third Quarter Constant Dollar Sales Growth of 16 Percent; Raises Full-Year Guidance

GLENVIEW, Ill.--(BUSINESS WIRE)--October 24, 2013--Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter ended September 30, 2013.

  Third quarter sales of $1,047 million increased 14 percent from $921 million in the same quarter a year ago. On a constant dollar basis, sales were up 16 percent. Constant dollar sales grew 21 percent in the Asia/Latin America segment and two percent in the North America/Europe segment.
  Four percent of the company's sales growth was due to an easier comparison attributed to distributors' inventory reductions in China during the prior-year quarter. In addition, price increases in Venezuela and Argentina that helped mitigate high inflation in these markets contributed two percent to company growth.
  GAAP net earnings in the third quarter of 2013 were $0.79 per diluted share, compared to $0.69 per diluted share a year ago. China's National Development and Reform Commission (“NDRC”) assessed an administrative penalty in connection with its antitrust review, which impacted third quarter net earnings by $0.11 per diluted share.
  Non-GAAP (1) net earnings were $0.91 per diluted share for the third quarter of 2013, compared to $0.71 per diluted share in the prior-year quarter, driven by higher sales and gross margin, partially offset by a higher effective tax rate and higher demand-generation investments.
  Full-year GAAP EPS guidance is expected to be in the range of $3.12 to $3.19. Specified Items are estimated at $0.18 per diluted share, which includes the administrative penalty related to the China antitrust review. Full-year non-GAAP EPS is now expected to be in the range of $3.30 to $3.37, an increase from $3.22 to $3.30.

“We delivered record EPS driven by double-digit sales growth while continuing near record level demand-generation investments,” said Chief Executive Officer Kasper Jakobsen. “Sales growth was strong in all regions, with share gains in most markets. Strong double-digit growth was driven by higher volumes, most notably in China/Hong Kong. In the North America/Europe segment, excellent share gains in Canada and higher non-WIC (2) market share in the U.S. were somewhat offset by lower U.S. category consumption. Our strong year-to-date reported sales growth of eight percent has led us to increase sales and earnings guidance for the full year.”

(1) For the definition of Specified Items and a reconciliation of GAAP and non-GAAP results, see “Non-GAAP Financial Measures” on the schedule titled “Supplemental Financial Information,” included in this release.
(2) WIC=United States Department of Agriculture Special Supplemental Nutrition Program for Women, Infants, and Children

Third Quarter Results

Sales for the third quarter of 2013 totaled $1,046.8 million, up 14 percent from $921.3 million in the prior-year quarter. Sales benefited 12 percent from volume and four percent from price, reduced by two percent from foreign exchange. Gross margin for the third quarter of 2013 was 65.1 percent, up 390 basis points from 61.2 percent in the third quarter of 2012. The improvement was in both the Asia/Latin America and the North America/Europe segments. Higher gross margin was driven by pricing, productivity gains and favorable manufacturing volumes.

Earnings before interest and income taxes (“EBIT”) totaled $238.7 million compared to $183.2 million in the prior-year quarter. The EBIT improvement was primarily driven by higher sales and improved gross margin offset in part by continued investments in advertising and promotion, along with the administrative penalty assessed in China.

The effective tax rate (“ETR”) was 29.4 percent in the third quarter, compared to 16.3 percent a year ago. The ETR increase was primarily due to the prior year change in management's assertion regarding certain foreign earnings and profits that are permanently invested abroad, favorable U.S. return-to-provision adjustments recorded in the prior year and the administrative penalty related to the China antitrust review, which is non-deductible for tax purposes.

Net earnings attributable to shareholders totaled $161.6 million, or $0.79 per diluted share, in the third quarter of 2013, compared to $140.3 million, or $0.69 per diluted share, in the prior-year quarter.

On a non-GAAP basis, which excludes Specified Items, net earnings attributable to shareholders totaled $184.7 million, or $0.91 per diluted share, for the third quarter of 2013, compared to $144.8 million, or $0.71 per diluted share, for the same quarter a year ago.

Third Quarter Segment Results

The Asia/Latin America segment reported sales of $768.0 million for the third quarter of 2013, up 19 percent from $646.7 million in the same period of the prior year. Sales increased 17 percent from volume and four percent from price, reduced by two percent from foreign exchange. Price increases in Venezuela and Argentina helped mitigate high inflation in these markets and accounted for two percent of both the segment growth and total company growth. Volume growth was driven by higher market share and continued category growth in many markets. Five percent of segment growth and four percent of total company growth in the third quarter of 2013 was due to an easier comparison attributed to distributors' inventory reductions in China during the prior-year quarter. EBIT for the Asia/Latin America segment totaled $262.0 million in the third quarter of 2013, up from $193.1 million for the same quarter a year ago. The benefit from higher sales and improved gross margin was somewhat offset by increased investment in demand generation.

The North America/Europe segment reported sales of $278.8 million for the third quarter of 2013, up from $274.6 million in the third quarter of 2012. Price was responsible for the two percent sales increase. Excluding the impact of the 2012 exit of several non-core businesses, sales were up six percent compared to the prior-year quarter, with two percent from pricing and four percent from volume. Volume growth was driven by share gains in Canada and the recovery of U.S. non-WIC share. The share gains were partially offset by U.S. category consumption declines. EBIT for the North America/Europe segment totaled $63.0 million in the third quarter of 2013, up 18 percent from $53.2 million in the third quarter a year ago. The EBIT increase was primarily driven by higher sales and improved gross margin in the U.S. business.

Corporate and Other expenses increased primarily due to the administrative penalty assessed by the NDRC in connection with its antitrust review, of which $26.0 million was recorded in the third quarter.

Nine-Month Results

Sales for the nine months ended September 30, 2013 totaled $3,140.0 million, up eight percent from $2,920.2 million a year ago. Price and volume each contributed four percent to sales growth. Gross margin improved 150 basis points for the first nine months of 2013 versus the same period in the prior year. The increase was primarily in the North America/Europe segment.

Higher sales and improved gross margin supported higher demand-generation investments. EBIT for the first nine months of 2013 totaled $719.4 million, up eight percent from $680.3 million in the same period of the prior year.

The ETR for the first nine months of 2013 was 26.8 percent versus 24.0 percent a year ago. The ETR increase was primarily due to the prior year change in management's assertion regarding certain foreign earnings and profits that are permanently invested abroad, favorable U.S. return-to-provision adjustments recorded in the prior year and the administrative penalty related to the China antitrust review, which is non-deductible for tax purposes.

Net earnings attributable to shareholders for the first nine months of 2013 totaled $496.3 million, or $2.44 per diluted share, compared to $470.3 million, or $2.29 per diluted share, for the same period last year.

On a non-GAAP basis, which excludes Specified Items, net earnings attributable to shareholders totaled $529.7 million, or $2.60 per diluted share, in the first nine months of 2013, up 10 percent from $483.4 million, or $2.36 per diluted share, in the first nine months of 2012.

Nine-Month Segment Results

Sales in the Asia/Latin America segment for the first nine months of 2013 were $2,280.7 million, up 11 percent from $2,056.0 million in the first nine months of 2012. Sales increased eight percent from volume and four percent from price, reduced by one percent from foreign exchange. Price increases in Venezuela and Argentina helped mitigate high inflation in these markets and accounted for two percent of the segment growth and one percent of total company growth. The China/Hong Kong business recovered market share lost in the prior year comparative period. For the balance of the segment, volume growth was driven by higher market share and continued category growth. EBIT for the segment totaled $770.0 million in the first nine months of 2013, compared to $713.9 million in the year-ago period. The EBIT improvement was driven by higher sales somewhat offset by higher demand-generation investments.

The North America/Europe segment reported sales of $859.3 million for the first nine months of 2013, down one percent from $864.2 million in the first nine months of 2012. Sales increased three percent from price, more than offset by a four percent volume decline. Excluding the impact of the 2012 exit of several non-core businesses, sales grew by three percent. Price and share gains, both in our U.S. non-WIC and Canada businesses mitigated lower category consumption in the United States. EBIT totaled $187.7 million for the first nine months of 2013, up 19 percent from $157.2 million in the same period of the prior year. The EBIT improvement was driven by favorable gross margin from pricing gains, lower dairy costs, favorable manufacturing volumes and productivity.

Corporate and Other expenses showed an increase primarily due to the $33.4 million administrative penalty assessed by the NDRC in connection with its antitrust review, higher pension settlement expense and transaction losses related to foreign exchange.

Additional Information

The company has initiated an internal investigation of, and is voluntarily complying with a Securities and Exchange Commission request for documents relating to, certain business activities of the company’s local subsidiary in China. The company’s investigation is focused on certain expenditures that were made by the subsidiary in connection with the promotion of the company’s products or may have otherwise been made and that may not have complied with company policies and applicable U.S. and/or local laws. The company has retained outside legal counsel to conduct the investigation, which is being overseen by a committee of independent members of the company’s board of directors. At this time, the company is unable to predict the scope, timing or outcome of this ongoing matter or any regulatory or legal actions that may be commenced related to this matter.

Outlook for 2013

“Based on our strong performance, we now anticipate reported sales growth between seven percent and eight percent for the full year,” Mr. Jakobsen said. “Constant dollar sales growth from our core operations, excluding businesses exited in late 2012, is expected to be in the range of nine percent and 10 percent. We continue to invest in demand generation where we see opportunities to accelerate growth. The company has raised guidance and now expects full-year non-GAAP EPS to be in the range of $3.30 to $3.37.”

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. CDT today, during which company executives will review third quarter and first nine months 2013 financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at www.meadjohnson.com. To listen to the call, visit the website at least 15 minutes before the call and click on the “Investors” tab. Security analysts and investors wishing to participate by telephone should call (877) 415-3183, pass code: Mead Johnson. Callers outside of North America should call +1-857-244-7326 to be connected. A replay of the conference call will be available through midnight CDT Thursday, October 31, 2013, by calling (888) 286-8010 or outside of North America +1-617-801-6888, pass code: 21057989. The replay will also be available at www.meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company's products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company's mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world's leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
NET SALES	$1,046.8	$921.3	$3,140.0	$2,920.2
Cost of Products Sold	365.5	357.5	1,140.8	1,103.3
GROSS PROFIT	681.3	563.8	1,999.2	1,816.9
Expenses:
Selling, General and Administrative	222.6	210.7	666.8	642.2
Advertising and Promotion	163.8	138.8	475.9	413.3
Research and Development	24.8	21.5	74.5	67.6
Other Expenses/(Income) – net	31.4	9.6	62.6	13.5
EARNINGS BEFORE INTEREST AND INCOME TAXES	238.7	183.2	719.4	680.3

Interest Expense – net	12.3	16.9	38.9	49.0
EARNINGS BEFORE INCOME TAXES	226.4	166.3	680.5	631.3

Provision for Income Taxes	66.4	27.1	182.4	151.2
NET EARNINGS	160.0	139.2	498.1	480.1
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	(1.6)	(1.1)	1.8	9.8
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$161.6	$140.3	$496.3	$470.3

Earnings per Share*– Basic
Net Earnings Attributable to Shareholders	$0.80	$0.69	$2.45	$2.30
Earnings per Share*– Diluted
Net Earnings Attributable to Shareholders	$0.79	$0.69	$2.44	$2.29

Weighted-average Shares – Diluted	202.8	204.3	203.1	204.5
Dividends Declared per Share	$0.34	$0.30	$1.02	$0.90

*The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	September 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$985.2	$1,042.1
Receivables – net of allowances of $5.9 and $7.6, respectively	405.3	364.6
Inventories	499.6	435.9
Deferred Income Taxes – net of valuation allowance	86.2	86.4
Income Taxes Receivable	41.3	26.0
Prepaid Expenses and Other Assets	63.1	60.0
Total Current Assets	2,080.7	2,015.0
Property, Plant, and Equipment – net	785.1	689.9
Goodwill	209.3	270.6
Other Intangible Assets – net	106.8	129.9
Deferred Income Taxes – net of valuation allowance	38.2	24.5
Other Assets	135.6	128.3
TOTAL	$3,355.7	$3,258.2
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$2.6	$161.0
Accounts Payable	509.6	508.5
Dividends Payable	69.3	61.3
Note Payable	—	26.0
Accrued Expenses	226.7	220.4
Accrued Rebates and Returns	317.6	314.8
Deferred Income – current	23.6	36.1
Income Taxes – payable and deferred	81.0	41.8
Total Current Liabilities	1,230.4	1,369.9
Long-Term Debt	1,516.8	1,523.2
Deferred Income Taxes – noncurrent	16.0	15.9
Pension, Postretirement and Postemployment Liabilities	184.4	188.8
Other Liabilities	141.9	95.1
Total Liabilities	3,089.5	3,192.9
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	46.1	36.3

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 206.7 and 206.0 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(630.7)	(676.6)
Retained Earnings	1,392.6	1,124.8
Treasury Stock – at cost	(339.1)	(244.6)
Accumulated Other Comprehensive Loss	(214.7)	(187.0)
Total Shareholders’ Equity	210.2	18.7
Noncontrolling Interests	9.9	10.3
Total Equity	220.1	29.0
TOTAL	$3,355.7	$3,258.2

MEAD JOHNSON NUTRITION COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$498.1	$480.1
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	62.1	56.7
Other	36.9	23.5
Changes in Assets and Liabilities	1.0	(95.3)
Pension and Other Postretirement Benefits Contributions	(6.1)	(24.9)
Net Cash Provided by Operating Activities	592.0	440.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(177.3)	(85.7)
Proceeds from Sale of Property, Plant and Equipment	2.0	1.2
Proceeds from Sale of Intangible Assets	—	5.5
Investment in Other Companies	(2.7)	(3.3)
Acquisition	—	(106.1)
Net Cash Used in Investing Activities	(178.0)	(188.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	6.8	385.2
Repayments of Short-term Borrowings	(165.0)	(230.0)
Repayments of Notes Payable	(27.6)	(26.8)
Payments of Dividends	(198.9)	(175.6)
Stock-based-compensation-related Proceeds and Excess Tax Benefits	19.8	21.0
Purchases of Treasury Stock	(92.5)	(108.3)
Distributions to Noncontrolling Interests	(4.9)	(2.2)
Net Cash Used in Financing Activities	(462.3)	(136.7)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(8.6)	3.1
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(56.9)	118.1
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,042.1	840.3
End of Period	$985.2	$958.4

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

During the fourth quarter of 2012, the company implemented a change in its organizational structure involving the transfer of its Puerto Rican operations from North America to Latin America. This change did not impact Europe or Asia and did not have a material impact on the assets of North America or Latin America. Segment information, for all periods presented, has been revised to be consistent with the new basis of presentation. See our fourth quarter 2012 Earnings Release for the revised results.

	Three Months Ended September 30,				% Change		% Change Due to
Net Sales	2013	% of Total	2012	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia/Latin America	$768.0	73%	$646.7	70%	19%	21%	17%	4%	(2)%
North America/Europe	278.8	27%	274.6	30%	2%	2%	—%	2%	—%
Net Sales	$1,046.8	100%	$921.3	100%	14%	16%	12%	4%	(2)%

Earnings Before Interest and Income Taxes (EBIT)		EBIT % of Sales		EBIT % of Sales
Asia/Latin America	$262.0	34%	$193.1	30%	36%
North America/Europe	63.0	23%	53.2	19%	18%
Corporate and Other	(86.3)		(63.1)		(37)%
EBIT	$238.7	23%	$183.2	20%	30%

	Nine Months Ended September 30,				% Change		% Change Due to
Net Sales	2013	% of Total	2012	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia/Latin America	$2,280.7	73%	$2,056.0	70%	11%	12%	8%	4%	(1)%
North America/Europe	859.3	27%	864.2	30%	(1)%	(1)%	(4)%	3%	—%
Net Sales	$3,140.0	100%	$2,920.2	100%	8%	8%	4%	4%	—%

Earnings Before Interest and Income Taxes (EBIT)		EBIT % of Sales		EBIT % of Sales
Asia/Latin America	$770.0	34%	$713.9	35%	8%
North America/Europe	187.7	22%	157.2	18%	19%
Corporate and Other	(238.3)		(190.8)		(25)%
EBIT	$719.4	23%	$680.3	23%	6%

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including non-GAAP EBIT, earnings and earnings per share information. Specified Items, listed in the table below, are items included in GAAP measures, but excluded for the purpose of determining non-GAAP EBIT, earnings and earnings per share. Non-GAAP EBIT, earnings and earnings per share information adjusted for these items is an indication of the company's underlying operating results and intended to enhance an investor's overall understanding of the company's financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile GAAP to non-GAAP disclosure follow:

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months Ended September 30,
	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2013	2012	2013	2012	2013	2012
GAAP Results	$238.7	$183.2	$161.6	$140.3	$0.79	$0.69
Specified Items: (1)
IT and other separation costs (2)	—	4.9
Gain on sale of certain non-core intangible assets (3)	—	(5.5)
Severance and other costs (3)	0.1	8.1
Legal, settlements and related costs (2,3)	27.1	0.2
Specified Items	27.2	7.7	27.2	7.7	0.13	0.04
Income tax impact on items above			(0.4)	(3.2)	—	(0.02)
Specified Items attributable to noncontrolling interest			(3.7)	—	$(0.01)	$—
Non-GAAP Results	$265.9	$190.9	$184.7	$144.8	$0.91	$0.71

	Nine Months Ended September 30,
	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2013	2012	2013	2012	2013	2012
GAAP Results	$719.4	$680.3	$496.3	$470.3	$2.44	$2.29
Specified Items: (1)
IT and other separation costs (2)	—	12.0
Gain on sale of certain non-core intangible assets (3)	—	(5.5)
Severance and other costs (3)	2.1	9.6
Legal, settlements and related costs (2,3)	34.7	3.1
Specified Items before income taxes	36.8	19.2	36.8	19.2	0.18	0.09
Income tax impact on items above			0.3	(6.1)	—	(0.02)
Specified Items attributable to noncontrolling interest			(3.7)	—	(0.02)	—
Non-GAAP Results	$756.2	$699.5	$529.7	$483.4	$2.60	$2.36

(1) All Specified Items are included in the Corporate and Other segment
(2) Included in Selling, General and Administrative expenses
(3) Included in Other Expenses-net

CONTACT:
Mead Johnson Nutrition Company
Investors:
Kathy MacDonald, (847) 832-2182
kathy.macdonald@mjn.com
or
Media:
Christopher Perille, (847) 832-2178
chris.perille@mjn.com